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                                                                     Exhibit 5.1




        [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL APPEARS HERE]


                               November 19, 1997


Corporate Express, Inc.
325 Interlocken Parkway
Broomfield, CO 80021

Ladies and Gentlemen:

          We have acted as your counsel in connection with the proposed issuance of shares of common stock in connection with the proposed merger (the "Merger") pursuant to which IDD Acquisition Corp., a wholly owned subsidiary of Corporate Express, Inc. (the "Company"), will be merged with and into Data Documents Incorporated and pursuant to which Data Documents Incorporated will become a wholly owned subsidiary of the Company, as more fully described in the Registration Statement on Form S-4, filed with the Securities and Exchange Commission on the date hereof and relating to such additional shares of common stock pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

          In this connection, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deemed appropriate as the basis for the opinion set forth below.

          Based upon the foregoing, we are of the opinion that the additional shares of common stock to be issued by you have been duly authorized and, when duly executed, delivered and paid for in accordance with the terms of the Merger, and upon satisfaction of all applicable conditions, will be duly and validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to


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Corporate Express, Inc.
November 19, 1997
Page 2


this firm under the caption "Legal Matters" in the Proxy Statement and Prospectus forming a part thereof.

                                Very truly yours,

                                /s/ Ballard Spahr Andrews & Ingersoll